AMENDMENT TO
BYLAWS
OF
LIMONEIRA COMPANY

(As approved by the Board of Directors on December 15, 2009)

Limoneira Company (the "**Corporation**"), a Delaware corporation, hereby adopts this Amendment to its Bylaws, effective as of December 15, 2009, as follows:

1. ARTICLE III, Section 3.2 of the Corporation's Bylaws is hereby amended and restated in its entirety to read as follows:

"Section 3.2 Exact Number of Directors.

The exact number of directors of this corporation shall be ten (10) until this Section 3.2 shall be changed by the amendment thereof duly adopted by the board of directors or by the stockholders as provided in the corporation's certificate of incorporation."

2. ARTICLE VII, Section 7.2 of the Corporation's Bylaws is hereby amended and restated in its entirety to read as follows:

"Section 7.2 Certificates of Stock.

Shares of the capital stock of the corporation may be certificated or uncertificated, as provided under the laws of the State of Delaware. Any stockholder, upon written request to the transfer agent or transfer agent of the corporation, shall be entitled to a certificate representing shares of capital stock of the corporation. All such certificates shall be signed by the chairman of the board, the president or a vice president and the secretary or an assistant secretary, or be authenticated by facsimiles of the signatures of the chairman of the board, the president and secretary or by a facsimile of the signature of the chairman of the board, the president and the written signature of the secretary or an assistant secretary. Every certificate authenticated by a facsimile of a signature must be countersigned by a transfer agent or transfer clerk, and be registered by an incorporated bank or trust company, either domestic or foreign, as registrar of transfers, before issuance.

Certificates for shares may be issued prior to full payment under such restrictions and for such purposes as the board of directors or the bylaws may provide; provided, however, that any such certificate so issued prior to full payment shall state the amount of the consideration to be paid therefor and the amount paid thereon.

Transfers of stock shall be made on the books of the corporation by the holder of record thereof, or by the holder's attorney lawfully constituted in writing, and either (a) in the case of stock represented by a certificate, upon surrender for cancellation of any such certificate for such shares, duly endorsed or accompanied by proper evidence of

succession, assignment or authority to transfer, or (b) in the case of uncertificated stock, upon proper instructions from the holder of record of such shares or the holder's attorney lawfully constituted in writing, and with such proof of the authenticity of the signatures as the corporation or its agents may reasonably require and with all required stock transfer tax stamps affixed thereto and cancelled or accompanied by sufficient funds to pay such taxes."